Exhibit 99.1

              Featherlite Posts Second-Quarter Profits;
 Rebound in Earnings over First Quarter of 2003 Due in Part to Strong
   New Coach Sales, Additional Orders for Horse, Livestock Trailers


    CRESCO, Iowa--(BUSINESS WIRE)--Aug. 4, 2003--Featherlite, Inc. (Nasdaq:FTHR), a leading manufacturer and marketer of specialty aluminum trailers and luxury motorcoaches, today reported net income of $898,000 on sales of $47.4 million in the second quarter of 2003, which ended June 30th. This compares with net income of $1.0 million on sales of $47.6 million in the second quarter of 2002. On a diluted per share basis, the Company earned 12 cents per share for the second quarter of 2003 versus 14 cents per share in the same period of 2002. Featherlite consolidated net sales for the second quarter of 2003 were essentially flat from the second quarter of 2002.
    Featherlite revenues and profits rebounded in the second quarter following a disappointing first quarter of 2003. The rebound was a result of improved margins from a more favorable specialty trailer product mix due to innovative new model enhancements, promotional programs announced early in the spring and strong sales in the coach division. Also, the Company successfully continued its cost management program, resulting in decreased selling and administrative expenses on a consolidated basis in the second quarter from the same period last year.

    Six months ended June 30, 2003

    On a year to date basis, net sales of $89.1 million for the six months ended June 30, 2003 are $19.2 million (17.7 percent) lower than 2002 net sales of $108.2 million for the same period. Featherlite net income for the six-month period ending June 30, 2003, was $222,000 or $.03 cents per diluted share. This compares with a net income of $2.1 million, or a $.30 per share for first six months in 2002.
    The decrease in profitability primarily reflects reduced gross profit as the result of lower sales in both the coach and trailer segments as soft sales in the third and fourth quarters of 2002 due to a flat economy continued into the early months of 2003.
    As of the end of the second quarter, Featherlite was in compliance with all financial covenants with its lenders.

    Outlook

    "Though we remain cautious, we are encouraged by the Company's improved profitability in the second quarter. Trailers are selling through to the retail customer at the dealer level, and we are optimistic that the luxury coach business will continue to improve. We have reduced fixed expenses in most areas, which enables profitability with lower sales revenue," Conrad Clement, chairman and chief executive officer, said. "Despite the economy, we believe we are gaining market share and are positioned for growth and improved bottom line performance as consumer confidence increases."

    About Featherlite

    Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.
    Featherlite(R) is the "Official Trailer" of NASCAR, Champ Car, Indy Race League (IRL), SPORTSCAR and World of Outlaws (W.O.O.) and is a major sponsor of National Hot Rod Association (NHRA). Featherlite also is sponsor of many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare'(R) product line, Featherlite is the "Official Luxury Motorcoach" of NASCAR, IRL, SPORTSCAR, Breeders' Cup Invitational and the World Billfish Series. For more information about the Company, please visit Featherlite's website at www.fthr.com/news.



                           FEATHERLITE, INC
                    Condensed Statements of Income
                              (Unaudited)
               (In Thousands, except for per share data)


                                       Three months      Six months
                                          Ended            Ended
                                         June 30,         June 30,
                                      --------------- ----------------
                                       2003    2002    2003     2002
                                      ------- ------- ------- --------


Net Sales                            $47,364 $47,624 $89,074 $108,229
Cost of Sales                         40,852  39,953  77,425   92,704
                                      ------- ------- ------- --------
  Gross profit                         6,512   7,671  11,649   15,525
Selling and administrative expenses    4,723   5,476  10,252   10,786
Restructure credit                       (70)      -     (70)       -
                                      --------------------------------
  Income from operations               1,859   2,195   1,467    4,739
Other income(expense)
  Interest                              (618)   (782) (1,303)  (1,593)
  Other, net                             131     210     277      225
                                      ------- ------- ------- --------
  Total other expense                   (487)   (572) (1,026)  (1,368)
                                      ------- ------- ------- --------
Income before taxes                    1,372   1,623     441    3,371
Minority interest in subsidiary loss     (52)      -     (52)       -
Provision for income taxes               526     600     271    1,247
                                      ------- ------- ------- --------
  Net income                         $   898 $ 1,023 $   222 $  2,124
                                      ======= ======= ======= ========



Net income per share-
    Basic                            $  0.14 $  0.16 $  0.03 $   0.33
                                      ------- ------- ------- --------
    Diluted                          $  0.12 $  0.14 $  0.03 $   0.30
                                      ------- ------- ------- --------

Weighted average shares outstanding -
    Basic                              6,535   6,535   6,535    6,535
                                      ------- ------- ------- --------
    Diluted                            7,219   7,112   7,268    6,995
                                      ------- ------- ------- --------


    Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this report, and in the Company's Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. Any statement that is not a historical fact, including those involving estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. The words "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: our ability to receive waivers of financial covenant violations as necessary, product demand and acceptance of products in each segment of the Company's markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.



    CONTACT: Featherlite, Inc., Cresco
             John K. Hall, 563-547-6000